Atlas Financial Holdings Announces 2014 First Quarter Financial Results
Company to Hold Conference Call on May 8, 2014 at 8:30 a.m. ET
First Quarter 2014 Financial Performance Summary (comparisons to First Quarter 2013 unless noted):

•	Gross premium written increased by 39.7% to $31.2 million, which included an increase of 46.1% in our core commercial auto business

•	Premium related to core products was written in 39 states during the three month period ended March 31, 2014

•	The combined ratio improved by 4.6 percentage points to 93.5%

•	Underwriting results improved by $1.1 million

•	Operating income was $2.2 million for the three month period ended March 31, 2014 as compared to $911,000 for the three month period ended March 31, 2013

•	Diluted earnings per common share was $0.22

•	Book value per common share on March 31, 2014 was $6.79, compared to $6.54 at December 31, 2013 and $6.20 at March 31, 2013

Chicago, Illinois (May 7, 2014) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the first quarter ended March 31, 2014.

Financial and Operational Review
Net Income: Atlas generated net income of $2.2 million for the three month period ended March 31, 2014. This compares to net income of $602,000 in the three month period ended March 31, 2013.

Gross Premium Written: For the three month period ended March 31, 2014, gross premium written was $31.2 million compared to $22.4 million in the three month period ended March 31, 2013 representing an increase of 39.7%.

Geographic Distribution: Although Atlas' core lines of business are becoming increasingly diversified from a geographic standpoint on an annual basis, in the first quarter as a result of the significant volume of business written in Illinois, which is our most mature market and has a common January 1 renewal date for taxi business, 65.7% of gross premium written was generated in its five largest states.

Loss and Combined Ratio: The loss ratio relating to claims incurred in the three month period ended March 31, 2014 was 63.4% compared to 64.6% in the three month period ended March 31, 2013. Atlas' combined ratio improved for the three month period ended March 31, 2014 to 93.5%, compared to 98.1% for the corresponding prior year period. For the three month period ended March 31, 2014, we incurred $827,000 of expense related to discretionary management incentive compensation which was paid in the first quarter of 2014, $500,000 of which was an amount in excess of the first quarter 2014 discretionary bonus accrual. These expenses are included in the other underwriting expenses. The amount in excess of the accrual had an effect of approximately 2.3% on the underwriting expense ratio for the three month period ended March 31, 2014. The table below indicates the comparisons of each component of the Company's combined ratio for the periods indicated:

	The Three Month Period Ended
	March 31, 2014	March 31, 2013
Loss ratio	63.4%	64.6%
Acquisition cost ratio	14.1%	14.3%
Other underwriting expense ratio (including discretionary management incentive compensation)	16.0%	19.2%
Combined ratio	93.5%	98.1%

Underwriting Results: Underwriting results increased to $1.4 million for the three month period ended March 31, 2014, a $1.1 million improvement compared to the prior year same period.

Operating Income is an internal performance measure used in the management of the Company's operations. It represents after-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings and other items. Operating Income should not be viewed as a substitute for U.S. Generally Accepted Accounting Principles (U.S. GAAP) net income. The table below reconciles U.S. GAAP net income to operating income ($ in '000's):

	Three Month Period Ended
	March 31, 2014	March 31, 2013
U.S. GAAP net income	$2,192	$602
Add: Expenses incurred related to Gateway acquisition	$0	406
Less: Net realized (losses) gains	(11)	93
Less: Other income	2	4
Operating Income	$2,183	$911

Operating Income: Atlas' Operating Income for the three month period ended March 31, 2014 was $2.2 million compared to $911,000 in the three month period ended March 31, 2013. Eliminating the impact of discretionary management incentive compensation expenses in excess of amounts accrued in the first quarter of 2014, on a pro-forma adjusted basis operating income was $2.7 million for the three month period ended March 31, 2014.

Earnings per share ( "EPS" ): Atlas generated $0.23 per share basic and $0.22 per share diluted for the three month period ended March 31, 2014. This compares to $0.05 per share basic and diluted in the three month period ended March 31, 2013. Eliminating the impact of the discretionary management incentive compensation expenses in excess of amounts accrued in the first quarter of 2014, on a pro-forma Non-GAAP basis, Atlas generated $0.27 of diluted earnings per share for the three month period ended March 31, 2014.

Balance Sheet/Investment Overview

Book Value: Book value per common share was $6.79 based on 9,610,586 common shares outstanding at March 31, 2014, compared to $6.20 based on 8,095,892 common shares outstanding at March 31, 2013 and $6.54 based on 9,424,734 common shares outstanding at December 31, 2013. Book value changed relative to December 31, 2013 is as follows: an increase of $0.14 related to net income after tax, an increase of $0.09 related to change in net realized gains/losses after tax, an increase of $0.08 related to the change in deferred tax valuation allowance, and a decrease of $0.06 related to share based compensation.

Cash and Invested Assets: Cash and invested assets as of the period ended March 31, 2014 totaled $142.8 million, consisting primarily of fixed income securities as compared to $139.9 million as at December 31, 2013.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of our insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with overall durations that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At March 31, 2014 the Company's contractual duration on its portfolio was 3.9 years. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment and Other Income: During the three month period ended March 31, 2014, Atlas reported investment income and other income of $770,000, of which $11,000 are realized losses as compared to investment income and other revenues of $710,000, of which $93,000 were realized gains in the three month period ended March 31, 2013.

Investment Yield: The investment income and other revenues generated by the investment portfolio resulted in a 2.2% annualized yield for the three month periods ended March 31, 2014 and March 31, 2013.

Impact of Interest Rate Change: For Atlas’ available-for-sale fixed income securities held March 31, 2014, a 100 basis point increase in interest rates on such held fixed income securities would have increased net investment income and income before taxes by approximately $66,000. Conversely, a 100 basis point decrease in interest rates on such held fixed income securities would decrease net investment income and income before taxes by $30,000. A 100 basis point increase would have also decreased other comprehensive income by approximately $5.1 million due to “mark-to-market” requirements; however, holding investments to maturity would mitigate this impact over time. Conversely, a 100 basis point decrease would increase other comprehensive income by the same amount. The impacts described here are approximately linear to the change in interest rates.
Conference Call
Date/Time: Thursday, May 8, 2014 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):    877-423-9817
(International):    201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance. For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., Camelot Services, Inc., American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company, Inc. Additional information about Atlas, including a copy of Atlas' 2013 Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.
Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2013 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com
###

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(in '000s of US dollars, except for share and per share data)

	Three Month Period Ended
	March 31, 2014	March 31, 2013
Net premiums earned	$21,954	$15,888
Net investment income	779	613
Net investment (losses)/gains	(11)	93
Other income	2	4
Total revenue	22,724	16,598
Net claims incurred	13,919	10,261
Acquisition costs	3,090	2,270
Other underwriting expenses	3,523	3,059
Expenses incurred related to Gateway acquisition	—	406
Total expenses	20,532	15,996
Income from operations before income tax expense	2,192	602
Income tax expense	—	—
Net income attributable to Atlas	2,192	602
Less: Preferred share dividends	23	276
Net income attributable to common shareholders	$2,169	$326

Basic weighted average common shares outstanding	9,498,995	7,044,724
Earnings per common share, basic	$0.23	$0.05
Diluted weighted average common shares outstanding	9,883,555	7,062,409
Earnings per common share, diluted	$0.22	$0.05

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$2,192	$602

Other comprehensive income/(loss):
Changes in net unrealized gains/(losses)	1,268	(166)
Reclassification to income	38	(155)
Effect of income tax	(444)	109
Other comprehensive income/(loss) for the period	862	(212)
Total comprehensive income	$3,054	$390

Atlas’ management incentive compensation plan is based on a ROE target set annually by the Company’s board of directors.  The Company has now reached its previously communicated minimum efficient operating scale of an annualized $50 to $60 million in earned premium and, therefore, anticipates that it is likely that the ROE targets will be reached and bonuses will be paid.  As a result, the Company intends to begin bonus accruals based on projected future payments that will be made throughout the year.  Note:  Atlas’ executive management team received 100% of their bonuses for 2013 in stock, as opposed to cash, in the first quarter of 2014.

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

in $000's except for share and per share amounts	March 31, 2014 (unaudited)	December 31, 2013
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $129,690 and $130,751)	$128,785	$128,585
Equity securities, at fair value (cost $252 and $258)	298	258
Other investments	3,372	1,234
Total Investments	132,455	130,077
Cash and cash equivalents	10,349	9,811
Accrued investment income	713	694
Accounts receivable and other assets (net of allowance of $510 and $776)	45,135	37,944
Reinsurance recoverables on amounts paid	6,527	6,921
Reinsurance recoverables on amounts unpaid	11,942	12,225
Prepaid reinsurance premiums	2,017	2,207
Deferred policy acquisition costs	7,540	6,674
Deferred tax asset, net	9,289	9,319
Intangible assets	740	740
Software and office equipment, net	2,698	2,500
Assets held for sale	166	166
Total Assets	$229,571	$219,278

Liabilities
Claims liabilities	$100,179	$101,385
Unearned premiums	51,302	44,232
Due to reinsurers and other insurers	2,564	2,613
Other liabilities and accrued expenses	8,131	7,350
Total Liabilities	$162,176	$155,580

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 2,000,000 shares issued and outstanding at March 31, 2014 and December 31, 2013. Liquidation value $1.00 per share	$2,000	$2,000

Ordinary voting common shares, par value per share $0.003, 266,666,667 shares authorized, 9,477,723 shares issued and outstanding at March 31, 2014 and 9,291,871 shares issued and outstanding at December 31, 2013	29	28

Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 132,863 shares issued and outstanding at March 31, 2014 and December 31, 2013	—	—

Additional paid-in capital	170,237	169,595
Retained deficit	(104,304)	(106,496)
Accumulated other comprehensive loss, net of tax	(567)	(1,429)
Total Shareholders’ Equity	67,395	63,698
Total Liabilities and Shareholders’ Equity	$229,571	$219,278